Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact

John Bluth

Executive Director

Corporate Communications & Investor Relations

CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS ANNOUNCES $185 MILLION TRANSACTION

WITH TPG-AXON CAPITAL FOR HALF OF ROYALTY FOR

LEXISCAN™ (REGADENOSON) INJECTION

PALO ALTO, Calif., April 15, 2008 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that TPG-Axon Capital has agreed to pay CV Therapeutics up to $185 million in exchange for rights to 50 percent of CV Therapeutics’ royalty on North American sales of Lexiscan™ (regadenoson) injection. CV Therapeutics received $175 million on closing of the transaction and could receive a potential future milestone payment of $10 million.

The U.S. Food and Drug Administration (FDA) approved Lexiscan™ (regadenoson) injection, an A2A adenosine receptor agonist, for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging (MPI) in patients unable to undergo adequate exercise stress, on April 10, 2008.

CV Therapeutics retains rights to the other 50 percent of royalty revenue from North American sales of the product, and also may receive a royalty on another Astellas product under the terms of the company’s collaboration agreement with Astellas Pharma US, Inc.

“With the funds from this non-dilutive financing and multiple product-related revenue streams, we believe CV Therapeutics now has the funds to become cash flow positive and meet the debt obligation which is putable in 2010, both without requiring capital market financing or partnership dollars,” said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics. “We are aggressively pursuing a partner to support Ranexa commercialization and this additional financial independence provides important leverage for managing both the balance sheet and our discussions with potential partners.”

CV Therapeutics owns the rights for regadenoson outside of North America and currently expects to submit a marketing authorization application for the product to the European Medicines Agency by the end of 2008.

CV Therapeutics, Inc.    3172 Porter Drive Palo Alto, CA 94304    Tel 650.384.8500  Fax 650.858.0390    www.cvt.com

Astellas Pharma US, Inc. / CV Therapeutics Inc. Collaboration

Under a license and collaboration agreement providing Astellas with exclusive North American rights to Lexiscan™ (regadenoson) injection, CV Therapeutics manages the development program and Astellas is responsible for all commercial activities for the product in North America. Under the arrangement, Astellas paid CV Therapeutics a $7 million milestone upon submission of the new drug application to the FDA, and CVT is entitled to a $12 million milestone from Astellas upon FDA approval of the new drug application. Astellas also reimburses CV Therapeutics for 75 percent of development costs. CV Therapeutics will receive a royalty on product sales of Lexiscan™ (regadenoson) injection, and may receive a royalty on another Astellas product.

About Lexiscan™ (regadenoson) injection

Lexiscan™ (regadenoson) injection is the first A2A adenosine receptor agonist approved by the FDA for use as a pharmacologic stress agent in radionuclide MPI studies. The product has been designed to target the A2A adenosine receptor, which is the adenosine receptor subtype responsible for coronary vasodilation. Lexiscan™ (regadenoson) injection is administered as a rapid intravenous bolus injection, with no dose adjustment required for body weight.

About Myocardial Perfusion Imaging Studies

MPI studies help detect and characterize coronary artery disease by identifying areas of poor blood flow in the heart. Every year, between 7.5 and 9.3 million MPI studies are performed in the United States. Almost half of these studies utilized a pharmacologic stress agent.

About TPG-Axon Capital

TPG-Axon Capital is a leading global investment firm, with over $15 billion of capital invested in both public and private markets around the world. Through offices in New York, London, Hong Kong and Tokyo, the firm makes focused, long-term investments in companies, industries and assets across geographies.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics’ approved products include Ranexa® (ranolazine extended-release tablets), indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and Lexiscan™ (regadenoson) injection for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging in patients unable to undergo adequate exercise stress.

CV Therapeutics, Inc.    3172 Porter Drive Palo Alto, CA 94304    Tel 650.384.8500  Fax 650.858.0390    www.cvt.com

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: upside potential for Lexiscan™ North American sales; ability of CV Therapeutics to achieve profitability; operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; reliance on strategic collaborative partners; reliance on contract manufacturers; intellectual property; and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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CV Therapeutics, Inc.    3172 Porter Drive Palo Alto, CA 94304    Tel 650.384.8500  Fax 650.858.0390    www.cvt.com